Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY INCREASES SEMI ANNUAL

DIVIDEND 17% TO $.28 PER SHARE

CRESTVIEW HILLS, KENTUCKY, August 18, 2008 - The Bank of Kentucky Financial Corporation (OTC:BKYF) announced a semi annual cash dividend of $ .28 per share payable on September 19, 2008 to shareholders of record as of September 5, 2008. This cash dividend represents an increase of $ .04 per share (17%) over the dividend paid in September of 2007 of $.24 per share.

“Maintaining long-term value for our shareholders is paramount for us,” said Robert W. Zapp, President and CEO. “Our increased net income and solid capital base allows us to reward our shareholders with consistent increases to our semi-annual dividend.”

About The Bank of Kentucky Financial Corporation

The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.208 billion, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-eight branch locations and forty-two ATMs in the Northern Kentucky Market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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111 Lookout Farm Drive / Crestview Hills, KY 41017 / (859) 371-2340